LISKOW & LEWIS

Robert S. Angelico

Direct Dial: 504-556-4112

rsangelico@liskow.com

January 5, 2007

Seligman Municipal Fund Series, Inc.

100 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

With respect to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, for Seligman Municipal Fund Series, Inc., on behalf of its Louisiana Municipal Series, we have reviewed the material with respect to Louisiana Taxes in the Registration Statement. Subject to such review, our opinion as delivered to you and as filed with the Securities and Exchange Commission remains unchanged.

We consent to the filing of this consent as an exhibit to the Registration Statement of Seligman Municipal Fund Series, Inc. and to the reference to us under the heading “Louisiana Taxes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

LISKOW & LEWIS

By:	/s/ Robert A. Angelico
Robert A. Angelico

RSA/lhc